As filed with the Securities and Exchange Commission on March 30, 2004 Registration No. 333-
                     ---------------
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           CENTRAL FEDERAL CORPORATION
    (exact name of registrant as specified in its articles of incorporation)

                 DELAWARE                               34-1877137
       (state or other jurisdiction of                (IRS Employer
       incorporation or organization)               Identification No.)

                                 601 MAIN STREET
                             WELLSVILLE, OHIO 43968
                                 (330) 532-1517
                   (Address, including zip code, and telephone
    number, including area code, of registrant's principal executive offices)

                              CENTRAL FEDERAL BANK
               EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST
                            (Full Title of the Plan)

ELOISE L. MACKUS                           COPIES TO:
SENIOR VICE PRESIDENT, GENERAL COUNSEL     JOHN R. HALL, ESQ.
AND SECRETARY
CENTRAL FEDERAL CORPORATION                SUZANNE A. WALKER, ESQ.
2841 RIVIERA DRIVE, SUITE 300              MULDOON MURPHY FAUCETTE & AGUGGIA LLP
FAIRLAWN, OHIO 44333-3413                  5101 WISCONSIN AVENUE, N.W.
(330) 666-7979                             WASHINGTON, DC 20016
(Name, address, including zip code,        (202) 362-0840
and telephone number, including
area code, of agent for service)

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

Title of each Class of                Proposed Maximum   Proposed Maximum   Amount of
   Securities to be     Amount to be Offering Price Per Aggregate Offering Registration
      Registered       Registered(1)       Share             Price(2)          Fee
---------------------- ------------- ------------------ ------------------ ------------
    Common Stock
    $.01 par Value     14,545 Shares     $13.75 (3)          $200,000         $26.00

     Participation
       Interests                (4)                                             (5)

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Central Federal Bank Employees' Savings & Profit Sharing Plan and Trust (the "Plan"), as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Central Federal Corporation (the "Common Stock") pursuant to 17 CFR Section 230.416(a).

(2)  Estimated solely for the purpose of calculating the registration fee.

(3) Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), the price per share is the average trading price of the common stock, $.01 par value per share (the "Common Stock"), of Central Federal Corporation (the "Registrant"), as reported on the Nasdaq National Market on March 22, 2004.

(4) In addition, pursuant to 17 C.F.R. Section 230.416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein based upon the maximum amount that could be issued under the plan pursuant to 17 C.F.R.
     Section 230.457(h).

(5) In accordance with 17 C.F.R. Section 230.457(h), where securities are to be offered pursuant to an employee benefit plan, the aggregated offering price and the amount of the registration fee shall be computed with respect to the maximum number of shares of Common Stock that may be purchased with the current assets of such Plan. Accordingly no separate fee is required for the participation interests.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SECTION 230.462.

================================================================================

CENTRAL FEDERAL CORPORATION

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the Central Federal Corporation Employees' Savings & Profit Sharing Plan and Trust (the "Plan") specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed or to be filed by Central Federal Corporation (the "Registrant" or the "Corporation") with the SEC are incorporated by reference in this Registration Statement:

         (a) The Form 10-KSB filed by the Registrant (File No. 0-25045) with the SEC on March 30, 2004, which includes the consolidated balance sheets of Central Federal Corporation and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income
(loss), changes in shareholders' equity, and cash flows for each of the three years ended December 31, 2003, together with the related notes and the report of Crowe Chizek and Company LLC.

         (b) The Forms 10-QSB filed by the Registrant for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 (File No. 0-25045), filed with the SEC on May 20, 2003, August 19, 2003, and November 14, 2003, respectively.

         (c) The description of Registrant's Common Stock contained in Registrant's Form 8-A12G (File No. 0-25045) dated November 6, 1998, pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act").

         (d) All documents filed by the Registrant and the Plan, where applicable, pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

         (e) The Plan's annual report on Form 11-K for the fiscal year ended December 31, 2003, filed with the SEC on March 30, 2004.

ITEM 4. DESCRIPTION OF SECURITIES

         The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS AND PLAN ADMINISTRATOR

         The Registrant shall indemnify its directors and employees in accordance with the following provision from the Registrant's Certificate of
Incorporation:

                                 ARTICLE TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ITEM 7. EXEMPTIONS FROM REGISTRATION CLAIMED

         None.

ITEM 8. EXHIBITS

         The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

No.      Exhibit
----     ----------
10       Central Federal Bank Employees' Savings & Profit Sharing Plan and Trust

23.1     Consent of Crowe Chizek and Company LLC

24       Power of attorney (see signature pages)

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Central Federal Corporation hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Akron, Ohio on March 30, 2004.

                                         CENTRAL FEDERAL CORPORATION

                                         By: /s/ Eloise L. Mackus
                                             ---------------------------------
                                             Eloise L. Mackus
                                             Secretary

The undersigned directors and officers of Central Federal Corporation (the "Company") hereby constitute and appoint Eloise L. Mackus with full power of substitution and resubstitution, as attorney of the undersigned, to execute and file under the Securities Act of 1933 a registration statement on Form S-8 to register certain shares of the Company's Common Stock which may be issued pursuant to the Central Federal Bank Employees' Savings & Profit Sharing Plan and Trust, and any and all amendments and exhibits thereto and any and all applications or other documents to be filed with the Securities and Exchange Commission, pertaining to such registration statement, with full power and authority to do and perform any and all acts and things whatsoever necessary, appropriate or desirable to be done in the premises, or in the name, place and stead of the said directors and officers, hereby ratifying and approving the acts of said attorney.

Dated the 30th day of March, 2004, unless otherwise indicated.

       SIGNATURE                                 TITLE
/s/ David C. Vernon          Chairman, President and Chief Executive Officer
-------------------------    (principal executive officer)
David C. Vernon

/s/ Therese A. Liutkus       Chief Financial Officer
-------------------------    (principal financial officer and
Therese A. Liutkus           principal accounting officer)

/s/ Jeffrey W. Aldrich       Director
-------------------------
Jeffrey W. Aldrich

/s/ Thomas P. Ash            Director
-------------------------
Thomas P. Ash

/s/ W. R. Downing            Director
-------------------------
W. R. Downing

/s/ Gerry W. Grace           Director
-------------------------
Gerry W. Grace

/s/ Jerry F. Whitmer         Director
-------------------------
Jerry F. Whitmer

/s/ Mark S. Allio            Director
-------------------------
Mark S. Allio